Exhibit 99

Resideo Announces Third Quarter 2022 Financial Results

SCOTTSDALE, Ariz., November 1, 2022 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced financial results for the third quarter ended October 1, 2022.

Third Quarter 2022 Highlights

•	Net revenue of $1.62 billion, up 8% from $1.50 billion in the third quarter 2021

•	Gross profit margin of 26.6%, compared to 28.1% in the prior year comparable period

•	Operating profit of $155 million, or 9.6% of revenue, compared to $167 million, or 11.2% of revenue, in the third quarter 2021

•	Fully diluted earnings per share of $0.42, compared to $0.46 per share in the same quarter last year

Management Remarks

“Financial results were mixed in the third quarter as continued growth at ADI was offset by headwinds to Products & Solutions’ revenue and profitability,” commented Jay Geldmacher, Resideo’s President and CEO. “As the third quarter progressed, we saw softer-than-expected orders and sales across Products & Solutions, with customers looking to normalize inventory levels as macro uncertainty grows. Performance remained strong within Air products, particularly in connected thermostats, and we are well positioned across the portfolio as energy management and energy efficiency become even more critical to end users. We continue to navigate the changing macro environment and we are taking actions to ensure we protect profitability while staying focused on our strategic priorities.”

“ADI delivered another solid quarter with revenue growth in North America driven by demand in commercial product categories. We continue to make targeted investment at ADI, which is delivering results in key strategic areas of e-commerce and touchless revenue, private brands, and digital experience. Even as ADI makes these investments, operating profit and operating margin expanded year-over-year.”

Products & Solutions Third Quarter 2022 Highlights

•	Revenue of $707 million, up 12% compared to the third quarter 2021

•	Operating profit of $124 million, down 21% compared to the third quarter 2021

•	Continued strong realization on pricing actions taken over the past year with over $60 million of year-over-year revenue improvement

•	Growth in Air products of 14% year-over-year, driven by connected thermostats

Products & Solutions delivered revenue of $707 million in the third quarter 2022, up 12% compared to the third quarter 2021, including $112 million revenue contribution from acquisitions in the past twelve months and approximately $30 million of unfavorable impact from foreign exchange movements. End demand indicators for Air products remained solid in both the distribution and retail channels, driven by interest in connected thermostats. Energy, traditional Security and Water products all saw reduced orders and sales in the quarter. Integration of First Alert is progressing well with commercial opportunities emerging at key retail and home builder customers

Gross margin for the quarter was 36.2%, compared to 41.5% in the third quarter 2021. Gross margin was negatively impacted by the inclusion of lower margin First Alert revenue, continued input inflation, and lower volumes, partially offset by strong realization on pricing actions. Operating profit for the quarter was $124 million, or 17.5% of revenue, down 21% compared to the third quarter 2021. The $27 million year-over-year growth in operating expense in the third quarter 2022 was driven by $26 million of costs associated with First Alert.

ADI Global Distribution Third Quarter 2022 Highlights

•	Revenue of $911 million, up 5% compared to the third quarter 2021

•	Gross margin of 19.3%, up 70 basis points compared to the third quarter 2021

•	Operating profit of $78 million, up 7% compared to the third quarter 2021

•	E-commerce sales growth of 22%, accounting for 18% of ADI total revenue

ADI third quarter 2022 revenue of $911 million was up 5% compared to the third quarter 2021, driven by 9% year-over-year growth in North America. During the third quarter 2022, acquisitions completed in the past twelve months added $23 million and foreign exchange was a headwind of approximately $22 million compared to prior year period. Demand and pricing were again strong in categories that typically serve commercial end markets including Fire, Video Surveillance and Access Control. Sales through ADI’s e-commerce channel grew 22%, representing 18% of total ADI revenue, with overall touchless revenue reaching 37% of ADI total revenue. Private brands sales grew 23% compared to the third quarter 2021.

Gross margin of 19.3% in the third quarter 2022 was up 70 basis points compared to the third quarter 2021. Benefits from the current inflationary pricing environment,

progress on ADI specific price optimization efforts, and expansion of private brands all contributed to margin expansion in the third quarter. Operating profit of $78 million for third quarter 2022 was up 7% from $73 million in the third quarter 2021.

Third Quarter 2022 Financial Performance

Consolidated revenue of $1.62 billion in the third quarter 2022 grew 8% compared with the prior year of $1.50 billion. Gross profit margin for the third quarter 2022 was 26.6%, down 150 basis points compared to 28.1% in the prior year quarter. Resideo’s operating profit of $155 million in the third quarter 2022 compared to the prior year quarter’s operating profit of $167 million. Total Corporate costs were $47 million, down from $63 million in the prior year period due to an $8 million benefit associated with an indemnification accrual release in third quarter 2022 and a $9 million impairment charge related to the Austin, Texas office relocation in the third quarter 2021. Net income for the third quarter 2022 was $63 million, or $0.42 per diluted common share, compared with $68 million, or $0.46 per diluted common share, in the prior year. Included in third quarter 2022 other expense was $13 million related to settlement of a litigation matter that arose prior to Resideo’s spin-off from Honeywell.

Cash Flow and Liquidity

Third quarter 2022 net cash provided by operating activities of $37 million compared to cash provided by operating activities of $104 million in the prior year comparable period. The lower cash generation was primarily due to higher working capital. At October 1, 2022, Resideo had cash and cash equivalents and restricted cash of $255 million and total outstanding debt of $1.4 billion.

Updated Outlook

The company expects fourth quarter 2022 revenue to be in the range of $1.55 billion to $1.60 billion, gross profit margin in the range of 26.5% to 27.5% and operating profit in the range of $130 million to $140 million.

Based on the current outlook for the fourth quarter, the company now expects full year 2022 revenue to be in the range of $6.36 billion to $6.41 billion, gross profit margin in the range of 27.0% to 28.0% and operating profit in the range of $645 million to $655 million.

Conference Call and Webcast Details

Resideo will hold a conference call with investors on November 1, 2022, at 5:00 p.m. ET. An audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 888-660-6357 (U.S. toll-free) or 1-929-201-6127 (international), with the conference title “Resideo Third Quarter 2022 Earnings” or the conference ID: 7301399.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes globally, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:

Investors:	Media:
Jason Willey	Oliver Clark
Vice President, Investor Relations	Senior Communications Manager
investorrelations@resideo.com	oliver.clark@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks and uncertainties, which may cause the actual results or performance of the Company to differ materially from such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) our ability to achieve our outlook regarding the fourth quarter 2022 and full year 2022, (2) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including its effect on our and our business partners’ supply chains, (3) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under the agreements we entered into with Honeywell in connection with our spin-off, (4) the likelihood of continued success of our transformation programs and initiatives, (5) risks related to our recently completed acquisitions, including First Alert, including our ability to achieve the targeted amount of annual cost synergies, successfully integrate the acquired operations (including successfully driving category growth in connected offerings), and the expected net present value of tax benefits resulting from the First Alert transaction and (6) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings we make from time to time with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release and we caution investors not to place undue reliance on any such forward looking statements.

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED) (1)

	Q3 2022				YTD 2022
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue	$707	$911	$—	$1,618	$2,090	$2,720	$—	$4,810
Cost of goods sold	451	735	2	1,188	1,280	2,190	5	3,475

Gross profit (loss)	256	176	(2)	430	810	530	(5)	1,335
Research and development expenses	29	—	—	29	80	—	1	81
Selling, general and administrative expenses	96	96	44	236	283	281	152	716
Intangible asset amortization (2)	7	2	1	10	16	5	4	25

Income (loss) from operations	$124	$78	$(47)	$155	$431	$244	$(162)	$513

	Q3 2021				YTD 2021
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue	$631	$865	$—	$1,496	$1,835	$2,557	$—	$4,392
Cost of goods sold	369	704	2	1,075	1,101	2,103	6	3,210

Gross profit (loss)	262	161	(2)	421	734	454	(6)	1,182
Research and development expenses	20	—	—	20	62	—	1	63
Selling, general and administrative expenses	81	87	59	227	241	253	184	678
Intangible asset amortization (2)	4	1	2	7	15	3	5	23

Income (loss) from operations	$157	$73	$(63)	$167	$416	$198	$(196)	$418

	Q3 2022 % change compared with prior period				YTD 2022 % change compared with prior period
	Products & Solutions	ADI Global Distribution	Corporate	Total Company	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue	12%	5%	N/A	8%	14%	6%	N/A	10%
Cost of goods sold	22%	4%	0%	11%	16%	4%	(17)%	8%
Gross profit (loss)	(2)%	9%	0%	2%	10%	17%	(17)%	13%
Research and development expenses	45%	N/A	N/A	45%	29%	N/A	0%	29%
Selling, general and administrative expenses	19%	10%	(25)%	4%	17%	11%	(17)%	6%
Intangible asset amortization (2)	75%	100%	(50)%	43%	7%	67%	(20)%	9%
Income (loss) from operations	(21)%	7%	(25)%	(7)%	4%	23%	(17)%	23%

(1)

Dollars reported in millions herein are computed based on the amounts in thousands. As a result, the sum of the components, and related calculations, reported in millions may not equal the total amounts due to rounding.

(2)

The prior year information was reclassified to present Intangible asset amortization as a separate line item. Intangible asset amortization was formerly included within cost of goods sold and selling, general and administrative expenses.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

	(In millions except shares in thousands and per share data)
Net revenue	$1,618	$1,496	$4,810	$4,392
Cost of goods sold (2)	1,188	1,075	3,475	3,210

Gross profit	430	421	1,335	1,182
Research and development expenses (1)	29	20	81	63
Selling, general and administrative expenses (1)(2)	236	227	716	678
Intangible asset amortization (2)	10	7	25	23

Income from operations	155	167	513	418
Other expense, net	44	58	125	130
Interest expense, net	15	12	40	37

Income before taxes	96	97	348	251
Provision for income taxes	33	29	104	76

Net income	$63	$68	$244	$175

Earnings per share
Basic	$0.43	$0.47	$1.68	$1.22

Diluted	$0.42	$0.46	$1.64	$1.18

Weighted average number of shares outstanding
Basic	145,755	144,284	145,442	143,865
Diluted	149,158	148,559	148,972	148,260

(1)

The prior year unaudited Consolidated Statements of Operations were reclassified to present Research and development expenses as a separate line item. Research and development expenses were formerly included within selling, general and administrative expenses.

(2)

The prior year unaudited Consolidated Statements of Operations were reclassified to present Intangible asset amortization as a separate line item. Amortization of other intangible assets were formerly included within cost of goods sold and selling, general and administrative expenses.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 1,	December 31,
	2022	2021

	(In millions, except shares in thousands, and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$252	$775
Accounts receivable, net	1,043	876
Inventories, net	957	740
Other current assets	198	150

Total current assets	2,450	2,541

Property, plant and equipment, net	351	287
Goodwill	2,678	2,661
Other intangible assets, net	460	120
Other assets	323	244

Total assets	$6,262	$5,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$936	$883
Current maturities of long-term debt	12	10
Accrued liabilities	594	601

Total current liabilities	1,542	1,494

Long-term debt, net of current maturities	1,407	1,220
Obligations payable under Indemnification Agreements	575	585
Other liabilities	338	302

Total liabilities	3,862	3,601

Stockholders’ equity:
Common shares, $0.001 par value, 700,000 shares authorized, 147,703 and 145,838 shares issued and outstanding as of October 1, 2022, 146,248 and 144,808 shares issued and outstanding as of December 31, 2021, respectively	—	—
Additional paid-in capital	2,162	2,121
Retained earnings	561	317
Accumulated other comprehensive loss, net	(292)	(165)
Treasury shares	(31)	(21)

Total stockholders’ equity	2,400	2,252

Total liabilities and stockholders’ equity	$6,262	$5,853

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

		(In millions)
Cash flows from operating activities:
Net income	$63	$68	$244	$175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24	22	69	67
Loss on extinguishment of debt	—	41	—	41
Share-based compensation expense	14	10	36	29
Other, net	13	(5)	8	4
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	3	(45)	(142)	(78)
Inventories, net	(2)	(32)	(129)	(40)
Other current assets	(17)	18	(38)	(6)
Accounts payable	(49)	(4)	5	(19)
Accrued liabilities	22	27	(25)	26
Other, net	(34)	4	(15)	4

Net cash provided by operating activities	37	104	13	203

Cash flows from investing activities:
Capital expenditures	(10)	(13)	(34)	(48)
Acquisitions, net of cash acquired	(27)	(1)	(660)	(11)
Other, net	—	—	(13)	3

Net cash used in investing activities	(37)	(14)	(707)	(56)

Cash flows from financing activities:
Proceeds from issuance of A&R Term B Facility	—	300	200	1,250
Payments of debt facility issuance and modification costs	—	(18)	(4)	(39)
Repayments of long-term debt	(3)	(262)	(9)	(1,185)
Other, net	2	1	(5)	2

Net cash (used in) provided by financing activities	(1)	21	182	28

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	(4)	(12)	(6)

Net increase (decrease) in cash, cash equivalents and restricted cash	—	107	(524)	169
Cash, cash equivalents and restricted cash at beginning of period	255	579	779	517

Cash, cash equivalents and restricted cash at end of period	$255	$686	$255	$686